                        Northwestern Mineral Ventures Inc.

                                                                November 1, 2003

Kabir Ahmed
c/o 36 Toronto Street
Suite 1000
Toronto, ON M5C 2C5

Dear Kabir:

We are pleased to confirm that Northwestern Mineral Ventures Inc. (the
"Company") will retain your services on the terms outlined below:

1.    You will be retained as President and Chief Executive Officer of the
      Company to provide such services to the Company as are normally associated with such a position, as needed, for an indefinite period of time.

2.    This agreement will be effective as of the date hereof and will continue until terminated by either party as provided for herein.

3.    Your status in transacting its duties and services hereunder shall be that of an independent contractor and nothing herein contained shall be so construed as to constitute the relationship hereby created as employment, a partnership, a joint venture or otherwise.

4.    The Company shall not carry any workplace safety insurance or any health or accident insurance to cover you. The Company shall not pay any contribution to Canada Pension Plan, health or employment insurance, federal or provincial withholding tax, nor provide any other contributions or benefits which might be expected in an employer and employee relationship. You agree to report and pay any contributions for taxes, employment insurance, Canada Pension Plan and other benefits for yourself.
      You undertake to indemnify and to save harmless the Company from all liabilities and claims against the Company including fines, charges, taxes, penalties or demands for or by any reason of or in any way arising out of its failure to deduct, withhold or contribute any amount in respect of its payments to you under this agreement. Such liability and claims shall include, without limiting the generality of the foregoing, federal or provincial income taxes, federal or provincial pension plan contributions, employment insurance or workplace safety insurance premiums and contributions under any federal or provincial social insurance or income security program.

5.    You agree that, throughout the term of this agreement, and any amendments or extensions hereof, you shall:

            (i)   well and faithfully serve the Company in the provision of
                  management expertise in the conduct of the Company's business;

            (ii)  provide the Company with management advice with respect to its business;

            (iii) perform the services described in this agreement in a professional competent manner;

            (iv)  devote such time, effort, skill, attention and energies to the performance of such duties as may be required by the Company during normal business hours and normal business days,
                  observing all reasonable instructions given to you by the
                  Company. The Company acknowledges that you have outside duties and agrees that the performance of any such duties will not be construed as a breach of the foregoing, so long as such duties are not competitive with nor result in a conflict of interest with the Company; and

            (v)   perform the work and services hereunder at Toronto, Ontario and at such other places in Canada as may be mutually agreed between yourself and the Company.

6.    The Company shall pay to you the sum of seven thousand five hundred dollars ($7,500.00) per month, in arrears, during the currency of this agreement upon receipt of a monthly invoice therefore commencing November
      30, 2003. This salary shall be reviewable on an annual basis and may be adjusted based upon your performance of the services described in this agreement.

      In order to facilitate payment of the remuneration, you shall provide to the Company your Goods and Services Tax registration number. All payments to the you pursuant to this agreement shall be inclusive of Goods and
      Services Tax. All invoices submitted by you to the Company pursuant to this agreement shall indicate the amount of Goods and Services Tax payable.

7.    All approved receipted expenses incurred by you relating to the services provided pursuant to this agreement shall be paid by the Company. You shall be responsible for all expenses associated with your travel from home to the office, including mileage and parking.

8.    This agreement may be terminated by the Company for any reason provided that the Company provides you with 30 day's notice of the termination.
      This agreement may be terminated by the Company immediately without notice or payment in lieu of notice for any breach of the terms of this agreement or for any cause recognized at law.

9.    You may terminate this agreement by providing the Company with 90 days written notice.

10.   You acknowledge that in the course of carrying out, performing or fulfilling your duties under this agreement and appointments made hereunder, you will have access to and will be entrusted with details, trade secrets, proprietary and confidential information of the Company.
      You further acknowledge that the disclosure of such details, confidential information and trade secrets to competitors of the Company, or to the general public, will be highly detrimental to the interests of the
      Company. You further acknowledge that all such confidential information, samples, products and other property of the Company

                                      - 2 -

      utilized by you or in your possession is the exclusive property of the
      Company, and that such property is held by you in trust for the sole and exclusive benefit of the Company.

      You shall not disclose any secret of confidential information, or information which in good faith and good conscience ought to be treated as confidential, of which you have become aware in the course of your relationship with the Company, its employees, its suppliers, or its customers, at any time during the currency in this agreement and appointments made hereunder, or at any time thereafter.

      For the purposes of this Section 10, trade secrets, proprietary and confidential information shall include that information which relates to the Company and its past, present, and future business and business activities, and which information is either identified to you by the
      Company as being such information or that a reasonable person would understand to be such information. Such information includes, but is not limited to trade or business secrets, pricing policies, consulting, sales and mining methods and techniques and operating and marketing systems.

      You acknowledge and agree that in the event of a breach of the covenant, provisions and restrictions contained in this Section 10, the Company shall be entitled to obtain from any court of competent jurisdiction, interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach, which rights and remedies shall be cumulative, and in addition to any other rights or remedies to which the Company may be entitled.

      You agree that all covenants, provisions and restrictions in this Section
      10 are reasonable and valid in the context of your relationship with the
      Company, and you hereby waive all defences to the strict enforcement thereof by the Company. You further acknowledge that any confidential information developed during the currency of this agreement and appointments made hereunder is and shall remain the property of the
      Company.

11.   This agreement constitutes the entire agreement between the parties concerning these matters and it supersedes any and all previous agreements, arrangements or understandings between the parties.

      We look forward to a mutually rewarding relationship.

                                                Yours truly,

                                                NORTHWESTERN MINERAL
                                                VENTURES INC.

                                                Per: /s/
                                                     ---------------------------

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One to be checked by you at the time of signing:

[X]   I have obtained independent legal advice regarding the terms and conditions of this agreement.

[ ]   I acknowledge having been given an opportunity to obtain independent legal advice regarding the terms and conditions of this agreement, but I have chosen not to do so.

I have received a copy of this letter. I have read, considered and understood and hereby accept the terms and conditions contained in this letter. I acknowledge having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions herein, and execute this agreement freely and voluntarily with full understanding of its contents.

DATED :     NOVEMBER 1, 2003
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SINGATURE:  /s/
            -----------------------------

WITNESS:    /s/
            -----------------------------